EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jupiter Telecommunications Co., Ltd. and Subsidiaries:
We consent to the use of our report dated February 14, 2005, with respect to the consolidated balance sheets of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated by reference in this Registration Statement on Form S-3 of Liberty Global, Inc., and to the reference to our firm under the heading “Experts” in this Registration Statement.
/s/ KPMG AZSA & Co.
Tokyo, Japan
October 11, 2005